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                                                                    Exhibit 23.2
                                [KPMG LETTERHEAD]

                              ACCOUNTANTS' CONSENT

The Board of Directors
 Med-Emerg International Inc.

We consent to the use of our audit report dated March 26, 1997 (except for Notes 2, 11, 12, and19 for which the date is January 27, 1998) on the consolidated balance sheet of Med-Emerg International Inc. as at December 31, 1996, and the consolidated statements of income, retained earnings (deficit) and changes in financial position for each of the years in the two year period ended December 31, 1996 included herein.




/s/ KPMG

KPMG, Chartered Accountants
Mississauga, Ontario, Canada
May 17, 1999